Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

by and among

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION,
as Purchaser of the membership interests of TTX (US) LLC,

KONINKLIJKE PHILIPS ELECTRONICS N.V.,
as Purchaser of the ordinary shares of TTX Limited,

and

MEDIALINK WORLDWIDE INCORPORATED,
as Seller of its interests in and to the securities of
TTX Limited and TTX (US) LLC

Dated as of August 29, 2008

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TABLE OF CONTENTS
(Continued)

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of August 29, 2008 (this “Agreement”), is made by and among Philips Electronics North America Corporation, a Delaware corporation (“PENAC”), Koninklijke Philips Electronics N.V., a Dutch company (“KPENV” and, together with PENAC, the “Purchasers”), and, Medialink Worldwide Incorporated, a Delaware corporation, as seller (“Seller”), of all of Seller’s membership interests in TTX (US) LLC, a New York limited liability company (“TTX (US)”), and all of Seller’s ordinary shares in TTX Limited, an English company (“TTX UK” and together with TTX (US), the “TTX Entities”).

WHEREAS, Seller owns and desires to sell to PENAC an aggregate of 100% of the Class A membership interests (comprising 76% of the entire outstanding membership interests) of TTX (US) which membership interests collectively constitute all of the issued and outstanding equity interests of TTX (US) owned by Seller (the “Units”), and PENAC desires to purchase from Seller the Units upon the terms and conditions hereinafter set forth;

WHEREAS, Seller owns and desires to sell to KPENV an aggregate of 76X ordinary shares, £1 par value per share, of TTX UK which collectively constitute all of the issued and outstanding ordinary shares of TTX UK owned by Seller (the “Shares” and, together with the Units, the “Securities”), and KPENV desires to purchase from Seller the Shares for the Purchase Price and upon the terms and conditions hereinafter set forth; and

WHEREAS, Seller owns and desires to sell to Purchasers the Loan Receivable and Purchasers desire to purchase from Seller the Loan Receivable for the Purchase Price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
Purchase and Sale of Securities; Closing

1.01. Purchase and Sale of the Securities and Loan Receivable. On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, assign and deliver (a) to PENAC, and PENAC agrees to purchase from Seller, the Units; (b) to KPENV, and KPENV agrees to purchase from Seller, the Shares; and (c) to Purchasers, and Purchasers agree to purchase from Seller, the Loan Receivable (collectively, the “Acquisition”), in all cases free and clear of all Liens, for an aggregate purchase price of $1.00 (the “Purchase Price”). In addition, Purchasers shall pay Seller (or vice versa if the amount is negative), the aggregate of the amount set forth on Schedule 1.01 (collectively, the “Operating Expenses”).

1.02. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at 10:00 a.m. on the date hereof (the “Closing Date”)at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., The Chrysler Center, 666 Third Avenue, New York, New York, 10017, or at such other location as may be mutually agreed by the parties. The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and shall become effective as of 12:01 a.m. on the Closing Date.

1.03. Deliveries on the Closing Date.

(a) At the Closing, Seller shall deliver to each Purchaser (it being understood that to the extent any item is applicable to both Purchasers, only one item need be delivered by Seller), as applicable:

(i) Counterparts of this Agreement and each Ancillary Agreement, duly executed by Seller;

(ii) Copies of resolutions, certified by an authorized officer of Seller, authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all of the transactions contemplated hereby and thereby;

(iii) A certificate of good standing from Delaware dated within five Business Days of the Closing Date;

(iv) INTENTIONALLY OMITTED;

(v) Duly executed membership interest transfer powers evidencing that the membership interests of TTX(US) have been duly transferred to PENAC;

(vi) Share certificates representing the Shares and a duly executed stock transfer form evidencing that the Shares in TTX UK have been duly transferred to KPENV;

(vii) A certificate of an authorized officer of Seller certifying that the employees and secondees of the TTX Entities listed on Schedule 1.03(a)(vii) have been terminated as of the Closing Date;

(viii) A copy of the Assignment of Loan Receivable, substantially in the form of Exhibit B hereto, duly executed by Seller;

(ix) A certificate of an authorized officer of Seller certifying that, to the best of such officer’s Knowledge, the employees identified on Schedule 1.03(a)(ix) (collectively, the “Key Employees”) have agreed to continue his or her employment with TTX Entities;

(x) A certificate of an authorized officer of Seller certifying that Murtaza Karawalli has transferred his employment from Seller to TTX UK under the same terms as his employment with Seller;

(xi) A copy of the Transition Services Agreement, in substantially the form of Exhibit C, duly executed by Seller and the TTX Entities;

(xii) INTENTIONALLY OMITTED;

(xiii) A copy of the Assignment and Assumption Agreement, in substantially the form of Exhibit C1, duly executed by Seller and the TTX Entities, such assignment intending to assign and transfer (a) to the TTX Entities Seller’s rights and obligations under that certain Software Development Agreement between Seller and Friend Media Technology Systems (“FMTS”) and ownership of the software module as of the Closing Date, and (b) to the TTX Entities Seller’s rights and obligations under that certain letter agreement regarding the International Olympic Committee between Seller and FMTS as of the Closing Date;

(xiv) A copy of the license agreement in favor of TTX UK, which grants a license to the “Core Tools” software library owned by Net Solutions Europe Limited;

(xv) The Termination Agreement, in substantially the form of Exhibit C2, duly executed by Seller, KPENV and PENAC, such termination agreement terminating the Operating Agreement of TTX (US) and the Shareholders Agremeent of TTX UK, each as of the Closing Date;

(xvi) INTENTIONALLY OMITTED;

(xvii) A copy of the Amendment to the Services Agreement (the “Services Agreement”), in substantially the form of Exhibit C3, duly executed by Seller and the TTX Entities, such Amendment terminating the exclusivity arrangement between Seller and the TTX Entities for TTX Entities’ provision of commercial services to Seller; provided that such services agreement shall further require that TTX Entities continue to provide the same commercial services to Seller that have been provided to Seller in the Ordinary Course of Business, on a non-exclusive basis, until December 31, 2008;

(xviii) A Release, substantially in the form of Exhibit D, duly executed by Seller, on behalf of Seller and its Affiliates, in favor of each of the TTX Entities and Purchasers;

(xix) Copies of letters of resignation, duly executed by each of the current directors and officers of each of the TTX Entities (except for such officers as Purchasers agree shall be retained by the TTX Entities), effective as of the Closing Date;

(xx) A certificate of an authorized officer of Seller certifying that, other than as set forth on Schedule 3.15, from July 31, 2008 there have not been any dividends or other distributions paid, partial redemption of loans, payments of any accounts receivable or other similar amounts, or any intercompany payments from either TTX Entity to Seller;

(xxi) If applicable, payment to the Purchasers of the Operating Expenses;

(xxii) The Assignment of Trademarks and Domain Names, substantially in the form of Exhibit E, duly executed by Seller in favor of each of the TTX Entities;

(xxiii) Form 288b’s in respect of resignations of officers of TTX UK;

(xxiv) The certificate of incorporation, any certificate or certificates of incorporation on change of name, any common seal, all statutory books duly completed up to Closing, all share certificate books (with any unissued share certificates), copies of the up to date memorandum and articles of association and all existing Companies House electronic filing company authentication codes of TTX UK;

(xxv) INTENTIONALLY OMITTED;

(xxvi) INTENTIONALLY OMITTED;

(xxvii) Online interim bank statements, to the extent they are available, in respect of each account of TTX UK as at the close of business on the last Business Day prior to the Closing Date;

(xxviii) INTENTIONALLY OMITTED;

(xxix) To the extent requested by Purchasers, all credit and other cards, check books and other property of the TTX Entities which are in the possession or control of the Seller or any other person who resigns as an officer of either TTX Entity in accordance with paragraph (xx);

(xxx) A copy of the notice of non-renewal tendered by the TTX Entities to Independent Media Distribution; and

(xxxi) INTENTIONALLY OMITTED;

(xxxii)  Assignment and Assumption Agreement, assigning and transferring certain co-location facilities from the Seller to the TTX US;

(xxxiii)  Withdrawal of Support Letter attached hereto as Exhibit F;

(xxxiv) Such other documents as Purchasers may reasonably request.

(b) At Closing, the Seller shall procure that a written resolution of the directors of TTX UK, substantially in the form of Exhibit D3, is passed in respect of such matters as required by KPENV;

(c) At the Closing, Purchasers shall deliver to the Seller:

(i) Counterparts of this Agreement and each Ancillary Agreement, duly executed by each Purchaser;

(ii) A certificate of good standing from the jurisdiction of incorporation for PENAC, dated within ten Business Days of the Closing Date;

(iii) Copies of powers of attorney of each Purchaser, authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all of the transactions contemplated hereby and thereby;

(iv) Payment to Seller of the Purchase Price and, if applicable, the Operating Expenses;

(v) A Release, substantially in the form of Exhibit D1, duly executed by the TTX Entities and by the Purchasers, in favor of Seller;

(vi) KPENV’s and PENAC’s consent to the transactions contemplated hereby as well as PENAC’s waiver under the TTX (US) Operating Agreement and KPENV’s waiver under the TTX UK Shareholders Agreement, of their respective rights of first refusal and other participation rights with respect to the transactions contemplated hereby;

(vii) A copy of the Assignment of Loan Receivable, substantially in the form of Exhibit B hereto, duly executed by Purchasers;

(viii) A copy of the Termination Agreement, in substantially the form of Exhibit C3, duly executed by Seller, KPENV and PENAC, such termination agreement terminating the Operating Agreement of TTX (US) and the Shareholders Agreement of TTX UK, each as of the Closing Date; and

(ix) Such other documents as Seller may reasonably request.

ARTICLE II
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to each Purchaser as follows:

2.01. Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.02. Authority; Execution and Delivery; Enforceability. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchasers) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or (ii) is subject to general principles of equity.

2.03. No Conflicts; Consents.

(a) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Seller or any TTX Entity, (b) conflict with or violate any judgment, ruling, injunction, order or decree (“Judgment”) or foreign or national, federal, state, province or local statute, law (statutory, common or otherwise), ordinance, rule, constitution, treaty, convention, regulation, rule or similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (“Law”) applicable to Seller, the TTX Entities or any of their respective assets or properties or (c) conflict with, result in any breach of, constitute a default under (with or without notice or lapse of time, or both), require any consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or the TTX Entities under any Contract to which Seller or any TTX Entity is a party or by which any of the assets or properties of Seller or the TTX Entities is bound or affected.

(b) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, license, permit, order or authorization of, action by, filing with or notification to (“Consent”) any Governmental Entity or other Person.

2.04. The Securities. Seller has good and valid title to the Securities, free and clear of all Liens. The transfer and delivery by Seller of the Securities as contemplated by this Agreement will transfer good and valid title to the Securities to each respective Purchaser, as applicable, free and clear of all Liens, except Liens arising as a result of any action taken by Purchasers or any of their Affiliates. No transfer taxes are due as a result of the purchase and sale of the Securities.

2.05. Proceedings. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

2.06. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and no Person is or will be entitled to any fee or commission or like payment in respect thereof, other than certain success payments that may be due Seller’s employees and/or to Andy Nobbs as a result of the Closing, for which payments Seller will be responsible, either directly, or in the case of Andy Nobbs, via reimbursement to TTX UK through the Operating Expenses.

ARTICLE III
Representations and Warranties Relating to the TTX Entities

Seller hereby represents and warrants to each Purchaser as follows:

3.01. Organization and Standing; Books and Records.

(a) Each of the TTX Entities is a corporation (or other legal entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable. Each of the TTX Entities has full corporate or limited liability company, as applicable, power and authority and, to Seller’s Knowledge, possesses all Permits necessary to enable each of the TTX Entities to own, lease or otherwise hold its respective properties and assets and to carry on its respective business as conducted as of the date of this Agreement.

(b) Seller has made available to Purchasers true and complete copies of the charter and other organizational documents, each as in effect on the date hereof, of each TTX Entity. The statutory registers and the minute books of TTX UK and, if applicable, the comparable records of TTX (US) (which have been made available for inspection by Purchasers prior to the date hereof) are true and complete in all material respects.

(c) The books, records and files of each of the TTX Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.02. Capital Stock or Other Equity Interests of the TTX Entities.

(a) The authorized capital stock of TTX UK consists of 99,000 ordinary shares; 760 x ordinary shares and 240 y ordinary shares. As of the date of this Agreement, 76 x ordinary shares and 24 y ordinary shares of TTX UK are issued and outstanding. Schedule 3.02(a) sets forth the names of all record owners of the ordinary shares of TTX UK and all members of TTX (US) and the number of ordinary shares owned by each stockholder and the number of membership interests owned by each member, respectively. There are no other equity interests issued and outstanding of the TTX Entities other than as set forth on Schedule 3.02(a). The Securities were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Except as may have been granted by Purchasers, there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or other equity of either of the TTX Entities, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any ordinary shares, share capital or other equity interests, as applicable, of either of the TTX Entities.

(b) There are no obligations, contingent or otherwise, of either of the TTX Entities to (i) repurchase, redeem or otherwise acquire any ordinary shares, the capital stock or other equity interests of such respective TTX Entity, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to either of the TTX Entities.

(c) Neither of the TTX Entities have any Subsidiaries.

3.03. Financial Statements; Internal Controls.

(a) Financial Statements. Attached as Schedule 3.03(a) are (i) the financial statements of each of the TTX Entities as of and for the fiscal year ended 2007 (as to each TTX Entity, the “Non-Audited Financial Statements”), (ii) the unaudited financial statements of each of the TTX Entities from January 1, 2008 up to and including July 31, 2008 (as to each TTX Entity, the “Balance Sheet Date”) and (iii) the unaudited statements of operations of each of the TTX Entities from July 1, 2008 up to and including the Balance Sheet Date (as to each TTX Entity, the “Interim Financial Statements” and, together with the Non-Audited Financial Statements, the “Financial Statements”). Other than as set forth on Schedule 3.03(a), the Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States, as to TTX (US) (“US GAAP”), and as to TTX UK, generally accepted accounting principles in the United Kingdom (“UK GAAP” and, as may be applicable to each entity, “GAAP”) consistently applied and, on that basis, fairly present the consolidated financial condition and results of operations and cash flows of each of the TTX Entities as of the respective dates thereof and for the respective periods indicated.

(b) Internal Controls. Seller designed its internal controls over financial reporting and assessed such controls in accordance with the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control - Integrated Framework.” Seller assessed the effectiveness of the internal controls over financial reporting as of December 31, 2007, in accordance with Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated With An Audit of Financial Statements”. The internal controls of the TTX Entities were subject to testing by Seller’s management as part of its assessment of Seller’s overall internal controls, but not all internal controls over financial reporting of the TTX Entities were tested. To the extent the internal controls over financial reporting of the TTX Entities were subject to testing as part of Seller’s overall internal controls over financial reporting, there were no material weaknesses or significant deficiencies identified in the internal controls over financial reporting of the TTX Entities, except as set forth in Schedule 3.03(b). Seller has disclosed to each Purchaser any and all material fraud, which to its Knowledge, was committed by management or other employees who have a significant role in either of the TTX Entities’ internal control over financial reporting relating to its respective business. Seller has provided each Purchaser with true, correct and complete copies of any correspondence with outside accounting firms during the three (3) years prior to Closing relating to reviews, audits or other procedures with respect to the financial statements of each TTX Entity.

3.04. No Undisclosed Liabilities. Neither of the TTX Entities has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the balance sheet included in the Interim Financial Statements of each TTX Entity (as to each TTX Entity, the “Balance Sheet”) or (ii) that are set forth in Schedule 3.04.

3.05. Assets Other than Real Property Interests or Intellectual Property. Each of the TTX Entities has good and marketable, indefeasible, fee simple title to, or in the case of leased assets, good and valid leasehold interests in, all assets reflected on each respective Balance Sheet or thereafter acquired, other than assets disposed of since each respective Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except for Permitted Liens. For purposes of this Agreement, the term “Permitted Liens” means (i) the Liens set forth in Schedule 3.05, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business with respect to Liabilities not yet due or payable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty (and for which adequate accruals or reserves have been established on each respective Balance Sheet).

3.06. Owned and Leased Real Properties; Title to Properties.

(a) Neither of the TTX Entities, directly or beneficially, owns any real estate or any interest in real estate (“Owned Real Estate”) and there are no outstanding offers, options, Contracts, rights of first offer or rights of first refusal for either of the TTX Entities, jointly or severally, to acquire any Owned Real Estate.

(b) Schedule 3.06(b) sets forth a complete and correct list of (i) all co-location facilities at which the TTX Entities house any of its hardware (the “Co-Location Facilities”) together with (ii) the terms of occupancy (including rental or lease terms and duration) for each Co-Location Facility; and (iii) identifying whether such terms are part of a written agreement or an oral agreement.

(c) Schedule 3.06(c) sets forth a complete and correct list of (i) all Contracts for occupancy, including all amendments, extensions and renewals thereof and related agreements, to which either of the TTX Entities is party or by which either of the TTX Entities is bound, but specifically excluding any agreements relating to the Co-Location Facilities (collectively, the “Real Property Leases”) and (ii) the location of the real property, but specifically excluding the Co-Location Facilities, subject to the Real Property Leases (the “Leased Real Property”). The Real Property Leases are legal, valid, binding and enforceable and in full force and effect. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not require the consent of any other party and will not result in a breach of or a default under any Real Property Lease. Neither of the TTX Entities nor, to Seller’s Knowledge, any other party to any Real Property Lease, is in default under any of the Real Property Leases. Neither of the TTX Entities subleases or licenses any Leased Real Property. Seller has provided Purchasers with true, complete and correct copies of all Real Property Leases and, in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Each of the TTX Entities enjoys peaceful and undisturbed possession under all such Real Property Leases, neither of the TTX Entities has collaterally assigned or granted any other security interest in such Real Property Leases or any interest therein, and there are no Liens on the estate or interest created by such Real Property Leases.

(d) Seller has not received any notices asserting or alleging that the Leased Real Property or Co-Location Facilities do not comply in all respects with the requirements of all applicable building, zoning, subdivision, health, safety and other land use Laws.

(e) Except for the real property owned or leased by Seller, the Leased Real Property and the Co-Location Facilities comprise all of the real property used or intended to be used in, or otherwise related to, the business of each TTX Entity.

3.07. Intellectual Property.

(a) For purposes of this Agreement:

“TTX Intellectual Property Rights” means all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of the TTX Entities with respect to any Intellectual Property Rights, including Registered TTX Intellectual Property Rights.

“TTX Product” means any product or service offering of the TTX Entities being marketed, sold, licensed or distributed by the TTX Entities as of the date of this Agreement.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyright registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing (“Software”); and (7) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Licensed Intellectual Property Rights” means all Registered Intellectual Property Rights that are licensed to the TTX Entities from other Persons as of the date of this Agreement.

“Registered TTX Intellectual Property Rights” means all Registered Intellectual Property Rights owned by the TTX Entities as of the date of this Agreement.

“Registered Intellectual Property Rights” means all United States and foreign: (1) registered and issued Patents and applications to register Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(b) Schedule 3.07(b) lists all Registered TTX Intellectual Property Rights, including the record owner of such Registered TTX Intellectual Property Rights and the jurisdictions in which each of the Registered TTX Intellectual Property Rights has been issued or registered or in which any such application for issuance or registration has been filed. Schedule 3.07(b)also lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Registered TTX Intellectual Property Right or any TTX Intellectual Property Right that is owned by the TTX Entities.

(c) Except as set forth in Schedule 3.07(c), each TTX Intellectual Property Right is free and clear of any Liens.

(d) Except as set forth in Schedule 3.07(d), there are no facts or circumstances in existence as of the date hereof that would render any Registered TTX Intellectual Property Right invalid or unenforceable. Neither of the TTX Entities has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered TTX Intellectual Property Right that would constitute fraud with respect to such application.

(e) No TTX Intellectual Property Rights owned by the TTX Entities is subject to any Proceeding or outstanding Judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by either of the TTX Entities or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such TTX Intellectual Property Rights.

(f) Except as set forth in Schedule 3.07(f), in each case in which either of the TTX Entities has acquired ownership of any TTX Intellectual Property Rights that are material to the business of the TTX Entities from any Person, each TTX Entity has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such TTX Intellectual Property Rights to the respective TTX Entity. To the Seller’s Knowledge, the owners of any Licensed Intellectual Property Rights have taken all necessary actions to maintain and protect the Intellectual Property Rights that are subject to such licenses.

(g) Neither the execution of this Agreement or the Ancillary Agreement nor the transactions contemplated hereby and thereby nor the carrying on of the business of either of the TTX Entities by their respective employees, nor the conduct of the business of either of the TTX Entities as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated.

(h) Except as set forth in Schedule 3.07(h), each item of Registered TTX Intellectual Property Rights is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered TTX Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered TTX Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered TTX Intellectual Property Rights.

(i) Except as set forth in Schedule 3.07(i), to Seller’s Knowledge, no third party has any rights to any TTX Intellectual Property Rights owned or purported to be owned by either of the TTX Entities.

(j) Except as set forth in Schedule 3.07(j), neither of the TTX Entities has received, at any time during the three year period preceding the date hereof, and Seller is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing either of the TTX Entities to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Intellectual Property Rights of either of the TTX Entities or claiming that the operation of the business of the TTX Entities or any act, product, technology or service of the TTX Entities infringes, misappropriates, or dilutes any Intellectual Property Right of any Person (including, without limitation, any demand or request that either of the TTX Entities license any rights from a third party).

(k) To Seller’s Knowledge, no Person is infringing, misappropriating, or diluting any TTX Intellectual Property Right.

(l) Except as set forth in Schedule 3.07(l), each employee and consultant of the TTX Entities who, in the normal course of his or her duties, is involved in the creation of TTX Intellectual Property Rights has entered into one or more Contracts with the applicable TTX Entity, or otherwise has a legal duty, sufficient to vest title in the applicable TTX Entity of all intellectual property, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with either of the TTX Entities.

(m) To Seller’s Knowledge, none of the employees of either of the TTX Entities is obligated under any Contract, or subject to any Judgment, that would interfere with the use of his or her best efforts to promote the interests of the TTX Entities or that would conflict with the business of either of the TTX Entities as presently conducted.

(n) It is not necessary for either of the TTX Entities to utilize any inventions of any of their respective employees made prior to their employment by the TTX Entities, as applicable.

(o) Except as set forth in Schedule 3.07(o), (A) to Seller’s Knowledge, with respect to the use, operation, implementation and delivery of the Software in the business of the TTX Entities, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the Ordinary Course of Business, (ii) neither of the TTX Entities has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) no such Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public; and (B) to Seller’s Knowledge, during the three years prior to the date hereof, (i) there have been no security breaches in the information technology systems of either of the TTX Entities, and (ii) there have been no disruptions in either of the TTX Entities’ information technology systems that have adversely affected in any material respect the business or operations of either of the TTX Entities.

(p) Except as set forth on Schedule 3.07(p), to Seller’s Knowledge, neither of the TTX Entities have used any open source Software in any TTX Product in any manner that would restrict the ability of either of the TTX Entities to protect its respective proprietary interests or the proprietary interests of TTX Entities’ suppliers.

3.08. Contracts.

(a) Schedule 3.08(a) sets forth each of the following to which either of the TTX Entities is a party:

(i) employment agreement, non-competition agreement or assignment of inventions agreement with respect to any employee or independent contractor of the TTX Entities, Contract providing for severance, retention, change in control or other similar payments or Employee Release;

(ii) Contract with an independent contractor or consultant (or similar arrangement), except for such Contracts as are cancelable without penalty on notice of 30 days or fewer;

(iii) collective bargaining agreement or other Contract with any labor organization, union or association;

(iv) Contract containing covenants of either of the TTX Entities not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with either of the TTX Entities in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(v) Contract with Seller or any of its Affiliates or any current or former officer, director, stockholder or Affiliate of Seller or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer (“Related Persons”);

(vi) TTX Lease;

(vii) lease, sublease or similar Contract with any Person under which (A) either of the TTX Entities is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) either of the TTX Entities is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by either of the TTX Entities;

(viii) Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of either of the TTX Entities;

(ix) Contract obligating either of the TTX Entities to provide or obtain products of services for a period of one year or more or requiring either of the TTX Entities to purchase or sell a stated portion of its requirements or outputs;

(x) Contract under which either of the TTX Entities has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the respective TTX Entity and other than extensions of trade credit and other advances under commercial arrangements in the Ordinary Course of Business);

(xi) Except for the TTX UK Shareholders Agreement and the TTX (US) Operating Agreement, each Contract for the sale (whether by merger, sale of stock, sale of assets or otherwise) of any security or material asset of either of the TTX Entities (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

(xii) Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by either of the TTX Entities of any operating business or material assets or the capital stock of any other Person;

(xiii) Contract with any Governmental Entity;

(xiv) any agency, dealer, sales representative, marketing or other similar Contract;

(xv) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xvi) Contract for any joint venture, partnership or other similar arrangement;

(xvii) power of attorney (other than a power of attorney given in the Ordinary Course of Business with respect to routine Tax matters or routine trademark matters);

(xviii) license, sublicense or option with respect to any Intellectual Property Rights (including any such license under which either of the TTX Entities is licensee or licensor of any such Intellectual Property Rights);

(xix) Contract for the purchase of materials, supplies, goods, services, equipment or other assets, in each case which provides for a future Liability in excess of $25,000 annually and is not terminable by the TTX Entity party thereto by notice of not more than 30 days for a cost of less than $25,000;

(xx) Confidentiality agreement;

(xxi) Contract (or group of related Contracts) which involve the expenditure of more than $25,000 annually or $50,000 in the aggregate or require performance by any party more than one year from the date hereof; or

(xxii) Contract other than as set forth above to which either of the TTX Entities is a party that is material to the business of each respective TTX Entity.

(b) Except as set forth in Schedule 3.08(b); (i) all Contracts set forth in Schedule 3.08(a) (the “TTX Contracts”) are valid, binding and in full force and effect and are enforceable by the applicable TTX Entity in accordance with their terms; (ii) each of the TTX Entities has performed all obligations required to be performed by it through the date of this Agreement under the TTX Contracts, and neither of the TTX Entities is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder; (iii) to Seller’s Knowledge, no other party to any TTX Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder; and (iv) neither of the TTX Entities has received any notice of the intention of any party to terminate any TTX Contract. Complete and correct copies of all TTX Contracts, together with all amendments thereto, have been made available to Purchasers.

3.09. Permits.

(a) Schedule 3.09 sets forth a complete and correct list of all certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to, or affecting or relating in any way to, either of the TTX Entities or their respective assets or business. All such Permits are valid and in full force and effect, are validly held by the applicable TTX Entity, and the applicable TTX Entity has complied with all terms and conditions thereof. During the past three years, neither of the TTX Entities has received notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity (a “Proceeding”) relating to any such Permits. To Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under the Permits and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and by the Ancillary Agreements.

(b) During the past three years, neither of the TTX Entities has received notice alleging or asserting that either of the TTX Entities does not possess all necessary Permits to own or hold under lease and operate their respective assets and to conduct their respective business as conducted as of the date of this Agreement.

3.10. Insurance. Except as noted on Schedule 3.10 all insurance policies and all fidelity bonds applicable to each TTX Entity is owned by Seller. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy covering the TTX Entities has been cancelled and no claim related to the TTX Entities under an insurance policy has been denied within the last two years and, to Seller’s Knowledge, no threat has been made to cancel any insurance policy of either of the TTX Entities during such periods. Except as noted on Schedule 3.10, no such insurance will remain in full force and effect covering the TTX Entity immediately following the consummation of the transactions contemplated hereby and by the Ancillary Agreements. No event has occurred, including the failure by either of the TTX Entities to give any notice or information or the TTX Entities giving any inaccurate or erroneous notice or information, which, to Seller’s Knowledge, limits or impairs the rights of either of the TTX Entities under any such insurance policies.

3.11. Taxes.

(a) For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” shall mean all federal, national, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments of any kind whatsoever in the nature of tax, whether of the United States of America, the United Kingdom or elsewhere, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, inheritance, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other charges in the nature of Taxes, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means the Internal Revenue Service, HM Revenue & Customs and any other Governmental Entity responsible for the administration or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law, or regulation making any provision for or in relation to Tax whether of the United States of America, the United Kingdom or elsewhere.

(b) Except as set forth in Schedule 3.11(b), (i) each of the TTX Entities has timely filed (or obtained an extension for same) with the appropriate Taxing Authorities all Tax Returns that such entity was required to file pursuant to the Tax Statutes; (ii) all such Tax Returns were (and remain) correct and complete in all material respects, and were prepared in compliance with the Tax Statutes and other applicable Law; (iii) each of the TTX Entities has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes due and owing (whether or not shown on any Tax Return) in respect of the periods for which Tax Returns are due, and has established an adequate accrual or reserve for the payment of all Taxes payable or for which any TTX Entity may be held to be liable in respect of the period subsequent to the last of said periods required to be so accrued or reserved; (iv) neither of the TTX Entities has any liability for Taxes in excess of the amount so paid or accruals or reserves so established; and (v) there are no Liens on any of the assets of either of the TTX Entities arising as a result of any failure (or alleged failure) to pay any Tax.

(c) Seller has delivered to Purchasers complete and accurate copies of (i) all Tax Returns filed by the TTX Entities with respect to all Tax periods since January 1, 2006, and (ii) any audit report issued since January 1, 2006 (or earlier, if such report relates to an audit that has not yet been resolved) relating to any Taxes due from or with respect to either of the TTX Entities. Except as otherwise specified in Schedule 3.11(c), the federal or national, as applicable, income Tax Returns or corporation Tax Returns of each of the TTX Entities have not been audited by the appropriate Taxing Authority. Except as otherwise specified in Schedule 3.11(c), no Tax audits or administrative or judicial Tax proceedings are pending or being conducted by any Taxing Authority with respect to either of the TTX Entities. Neither of the TTX Entities has received from any Taxing Authority (including any Taxing Authority in any jurisdiction where such any such entity has not filed Tax Returns) any (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against either of TTX Entities. No written claim has been received by Seller or the TTX Entities from a Taxing Authority in a jurisdiction where the TTX Entities do not file Tax Returns to the effect that any such entity is or may be subject to Tax by that jurisdiction. Neither of the TTX Entities currently is the beneficiary of any extension of time within which to file any Tax Return. Neither of the TTX Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither of the TTX Entities has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Each of the TTX Entities has disclosed on their federal or national income or corporation self-assessment Tax Returns all positions taken therein that could give rise to substantial understatement whether of federal or national income Tax (within the meaning of Section 6662 of the Code) or corporation tax or equivalent tax code, and neither of the TTX Entities has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or foreign income Tax law).

(d) Except as set forth in Schedule 3.11(d), each of the TTX Entities has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. To Seller’s Knowledge, all service providers to the TTX Entities have been properly classified as employees or as independent contractors for Tax purposes.

(e) Neither of the TTX Entities has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law) during the applicable period specified in Code Section 897(c)(1)(A)(ii) (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law). Except as otherwise specified in Schedule 3.11(e), (i) neither of the TTX Entities is a party to or bound by any Tax allocation or sharing agreement; (ii) neither of the TTX Entities (a) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return other than a group the common parent of which is either of the TTX Entities; (b) has any liability for the Taxes of any person (other than any of the TTX Entities) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign income Tax law), as a transferee or successor, by Contract, or otherwise; or (c) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(f) Neither of the TTX Entities has a contract, agreement plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law), or would constitute compensation that would not be deductible by reason of Section 162(m) of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law). Neither of the TTX Entities is obligated to make any “gross-up” or similar payment to any person on account of any Tax under Section 4999 of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(g) Neither of the TTX Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h) Except as otherwise specified in Schedule 3.11(h), neither of the TTX Entities has distributed stock of another person, nor has it had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(i) INTENTIONALLY OMITTED.

(j) Neither of the TTX Entities is a shareholder, directly or indirectly, in a passive foreign investment company, and no foreign Subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither of the TTX Entities is, or at any time has been, subject to (A) the dual consolidated loss provisions of Section 1503(d) of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law), (B) the overall foreign loss provisions of Section 904(f) of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law) or (iii) the recharacterization provisions of Section 952(c)(2) of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(k) Neither of the TTX Entities has ever participated in an international boycott as defined in Section 999 of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(l) Neither of the TTX Entities is a party to a gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(m) Each of the TTX Entities has maintained and has in its possession and under its control all records and documentation which it is required by any of the Tax Statutes to maintain and the TTX Entities have materially complete and accurate books and records and/or information to enable them to calculate their future liability to Tax upon the disposal of any asset owned by either of the TTX Entities at the Closing Date.

(n) No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the Tax Statutes) in relation to the affairs of any of the TTX Entities.

(o) All transactions or arrangements made by each of the TTX Entities have been made on fully arm’s length terms there are no circumstances in which any rule or provision contained within the Tax Statutes could apply causing any Taxing Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

(p) Neither of the TTX Entities have, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which its advisers notified either of the TTX Entities that there was a risk that the TTX Entities (or either of them) could be liable to Taxation as a result of the principles in W.T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

(q) Since the Balance Sheet Date:

(i) no accounting period of TTX UK has ended or could be treated as having ended;

(ii) TTX UK has not been involved in any transaction for which any statutory tax clearance or other tax clearance commonly obtained by companies carrying on businesses similar to those carried on by TTX UK has been sought or obtained or ought to have been sought or obtained;

(iii) TTX UK has not declared, made or paid any distribution for Tax purposes;

(iv) there has been no:

(A) disposal of any asset (including trading stock) by TTX UK; or

(B) supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by TTX UK;

in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(v) no event has occurred which will or may have the effect of crystallising a liability to Tax which was or should have been included in the provision for deferred taxation contained in the Financial Statements of TTX UK;

(vi) no event has occurred which will (or may) give rise to a liability to Tax on TTX UK where such liability would be computed by reference to deemed income, profits or gains;

(vii) no event has occurred which will (or may) give rise to a liability to Tax on TTX UK where such liability is directly or primarily chargeable against or attributable to another person, firm or company

(viii) TTX UK

(A) has not paid (or become liable to pay) any material amounts in surcharges, interest or penalties in connection with any Tax;

(B) to Seller’s Knowledge, has not otherwise paid any Tax after its due date for payment;  or

(C) to Seller’s Knowledge, does not owe any Tax the due date for payment of which has passed; and

(ix) TTX UK has not received any notice from any Taxation Authority which required or will require TTX UK to withhold Tax from any payment actually made since the Balance Sheet Date.

(r) Each of the TTX Entities is resident in its country of incorporation for Tax purposes and has not been at any time resident in any jurisdiction other than (or in addition to) its country of incorporation for Tax purposes.

(s) TTX UK has not applied to waive its right to exemption from VAT in relation to property pursuant to Schedule 10 to VATA.

(t) No Tax liability will be suffered by TTX UK in consequence of Closing otherwise by virtue of this Agreement or of TTX UK ceasing to be a member of a group of companies with any other company.

(u) All expenditure which TTX UK has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings which, (if not deductible as a trading expense of a trade carried on by TTX UK) has qualified for capital allowances, industrial buildings allowance or other form of depreciation or amortisation for Tax purposes (as the case may be) is disclosed in the capital allowance calculation included within the most recent Tax computations filed with a Taxation Authority.

(v) No circumstances exist whereby TTX UK may at any time be liable to pay any inheritance tax to any Taxation Authority.

3.12. Proceedings. Except as set forth in Schedule 3.12, there is no Proceeding pending or, to Seller’s Knowledge, threatened against or affecting either of the TTX Entities or affecting any of their respective properties or assets, and there is no basis for any such Proceeding. Neither of the TTX Entities is a party or subject to or in default under any Judgment. As of the date of this Agreement, there is not any Proceeding or claim by either of the TTX Entities pending, or which either of the TTX Entities intends to initiate, against any other Person, except for a claim made against FMTS. Except as set forth on Schedule 3.12, neither of the TTX Entities is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Proceedings pending or, to Seller’s Knowledge, threatened against either of the TTX Entities or to which either of the TTX Entities is otherwise a party relating to this Agreement or, any Ancillary Agreement or the transactions contemplated hereby or thereby.

3.13. Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (or any corresponding or similar provision of state, local, or foreign Law), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) (or any corresponding or similar provision of state, local, or foreign Law) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation, incentive, bonus, stock, stock purchase or other equity-based award, change in control, retention, severance, dependent care, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, cafeteria, employee assistance, scholarship, employment contract, retention, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, that has been or is maintained or sponsored by any of the TTX Entities (but specifically excluding those maintained or sponsored by Seller) for the benefit of any current or former employee, consultant or director of any TTX Entities, or their beneficiaries (individually and collectively, “Covered Individuals”) under which any TTX Entity may have any liability, contingent or otherwise (collectively the “Benefit Plans”). Seller has made available to Purchasers a correct and complete copy (where applicable) of (1) each Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all its material terms), (2) each trust or funding arrangement prepared in connection with each such Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law, (4) the most recently received determination letter from the IRS or other Taxing Authority for each such Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the TTX Entities to any Covered Individual concerning the extent of the benefits provided under any Benefit Plan, (7) for the last three years, all material correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Entity regarding the Benefit Plan, (8) all material contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan and (9) any other material documents in respect of any Benefit Plan reasonably requested by Purchasers. Neither of the TTX Entities has any plan or commitment to establish any new Benefit Plan or to modify any Benefit Plan, except to the extent required by Law.

(b) None of the TTX Entities, has now or at any time within the past six years contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA), (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law), (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, (iv) a multiemployer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (v) an arrangement subject to Sections 501(c)(9), 419 or 419A of the Code.

(c) Each Benefit Plan has been maintained and operated in compliance with its terms and applicable Law, including ERISA and the Code. None of the TTX Entities has any Liability by nature of its being considered a single employer with any other Person or entity under Section 414(b), (c), (m) or (o) of the Code.

(d) With respect to any Benefit Plan, except as set forth in Schedule 3.13(d), (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to Seller’s Knowledge, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Entity is pending, in progress or, to Seller’s Knowledge, threatened.

(e) Except as set forth in Schedule 3.13(e), neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Covered Individual, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. Except as set forth in Schedule 3.13(e), neither of the TTX Entities is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(f) Each of the TTX Entities may amend or terminate any Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring Liability thereunder, other than in respect of accrued and vested obligations incurred prior to such amendment or termination.

(g) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on each of the financial statements of the TTX Entities in accordance with GAAP, as applicable.

(h) Except for the continuation coverage requirements under Section 4980B of the Code or similar applicable Law, none of the TTX Entities have any obligations or potential Liability for health, life or similar welfare benefits to Covered Individuals or their respective dependents following termination of employment.

(i) Other than as set forth on Schedule 3.13(i), none of the TTX Entities maintain a Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, and each Benefit Plan so identified, to the extent subject to Section 409A of the Code, has been operated and administered in “good faith” compliance with Section 409A of the Code and IRS regulations issued thereunder. Neither TTX Entity has a commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A of the Code.

(j) Any benefit or compensation programs, plans or arrangements, whether mandated by applicable Law or not, maintained for the benefit of employees or contractors of any of the TTX Entities outside the United States (collectively “Foreign Plans”) are in full compliance with any Laws applicable to such Foreign Plans.

3.14. Labor and Employment Matters.

(a) Except as set forth in Schedule 3.14(a), neither of the TTX Entities is, or at any time has been, a party to any collective bargaining agreement, union membership agreement or other labor union agreements, nor is any such collective bargaining agreement being negotiated. To Seller’s Knowledge, no activities or proceedings are underway by any labor union to organize any employees of either of the TTX Entities. No work stoppage, slowdown or labor strike against either of the TTX Entities is pending or threatened. Each of the TTX Entities (i) have no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, recruitment, working practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and working hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b) Neither of the TTX Entities has incurred, and nor do either of them reasonably expect to incur, any Liability under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state, local or foreign Law which remains unsatisfied.

(c) There is no unfair labor practice charge, complaint, claim or action in relation to any employee or worker of the TTX Entities (or former employee or worker of the TTX Entities) pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board, any court, any tribunal or any other Governmental Entity.

(d) Each of the TTX Entities is in compliance in all material respects with all applicable federal, state, local and foreign Laws concerning working practices and the employer-employee relationship, including applicable wage and hour Laws, fair employment Laws (including redundancy and dismissal Laws), health and safety Laws, workers’ compensation statutes, unemployment Laws, immigration and naturalization Laws and social security Laws. Except as described in Schedule 3.14(d), with respect to each of the TTX Entities, there are no pending or, to Seller’s Knowledge, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion or belief, sex, national origin, age, disability, veteran’s status, marital status, sexual orientation, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law nor are there any circumstances which may give rise to such.

(e) Schedule 3.14(e) contains a complete and correct list setting forth (i) the names and job titles of, date of commencement of employment of and current annual compensation and the two most recent annual bonuses for and exempt or non-exempt status of, each current employee of each of the TTX Entities and each person who has accepted an offer of employment with any of the TTX Entities but whose employment has not yet started, (ii) the names of each director of each TTX Entity, (iii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to either of the TTX Entities as an independent contractor, and (iv) the names of each employee or independent contractor of each of the TTX Entities who is a party to a non-competition agreement with either of the TTX Entities. To Seller’s Knowledge, no person has any plans to terminate their employment with or provision of service to either of the TTX Entities. Except as specifically identified on Schedule 3.14(e), all employees of TTX (US) are employed at will. Except as specifically identified on Schedule 3.14(e) and as otherwise prohibited by statute, the employment of all employees of TTX UK can be terminated without damages or compensation at any time by TTX UK giving the employee no more than 3 months notice. Schedule 3.14(e) contains a list of the contracts of employment of every employee of the TTX Entities and, except as to Andy Nobbs and Murtaza Karawalli, no proposal, assurance or commitment has been communicated to any such employee regarding any change to his terms and conditions of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(f) Schedule 3.14(f) contains a complete and correct list of all Persons whose employment with either of the TTX Entities shall have, since January 1, 2008, been terminated or who is under notice of termination as of the Closing Date (whether by the person giving notice to terminate or by the employing company) (the “Terminated Employees”). Except as set forth in Schedule 3.14(f), each of the Terminated Employees has executed a separation and release agreement or similar type of agreement with the applicable TTX Entity releasing the applicable TTX Entity, as well as their successors, from all claims related to such Terminated Employee’s employment with the applicable TTX Entity (each, an “Employee Release”). The terminations of the Terminated Employees were effected in compliance with all applicable Laws, including, without limitation, the WARN Act and any similar foreign, state or local Law.

3.15. Absence of Changes or Events. Since June 30, 2008, there has not been any change, event, state of circumstances or facts, or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a TTX Material Adverse Effect. Except as set forth in Schedule 3.15, from June 30, 2008 to the date of this Agreement, the business of the TTX Entities has been conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, other than in the Ordinary Course of Business and except as set forth in Schedule 3.15, since June 30, 2008:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of either of the TTX Entities having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock or other equity interests of either of the TTX Entities or any repurchase, redemption or other acquisition by either of the TTX Entities of any outstanding shares of capital stock or other securities of, or other ownership interest in, either of the TTX Entities;

(c) neither of the TTX Entities has awarded or paid any bonuses to any of their respective employees, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement, arrangement or practice (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the directors, officers, employees, agents or representatives of either of the TTX Entities or agreed to increase the coverage or benefits available under any severance pay (whether pursuant to a legal obligation or ex gratia), termination pay, redundancy pay (whether contractual, customary or discretionary), vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d) there has not been any change by either of the TTX Entities in accounting or Tax reporting principles, methods or policies;

(e) neither of the TTX Entities has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f) neither of the TTX Entities has entered into any transaction or Contract;

(g) neither of the TTX Entities has failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings and except where failure to pay would not have a TTX Material Adverse Effect;

(h) neither of the TTX Entities has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller;

(i) neither of the TTX Entities has (i) mortgaged, pledged or subjected to any Lien any of its respective assets, or (ii) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of their respective assets, except, in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of;

(j) neither of the TTX Entities has discharged or satisfied any Lien, or paid any Liability;

(k) neither of the TTX Entities has canceled or compromised any Indebtedness or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to each such TTX Entity;

(l) neither of the TTX Entities has made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $50,000 in the aggregate;

(m) neither of the TTX Entities has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness;

(n) neither of the TTX Entities has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(o) neither of the TTX Entities has instituted or settled any Proceeding;

(p) from July 1, 2008, there has not been any dividends or other distributions paid, partial redemption of loans, payments of any accounts receivable or other similar amounts, or any intercompany payments from either TTX Entity to Seller; and

(q) none of the Seller or the TTX Entities has agreed, committed, arranged or entered into any understanding to do anything, as of the applicable date, set forth in this Section 3.15.

3.16. Compliance with Laws.

(a) To Seller’s Knowledge, each of the TTX Entities are, and have been since inception, in compliance with all applicable Laws. Neither of the TTX Entities has received any notice during the past three years from any Governmental Entity that alleges that either of TTX Entities is not in compliance in any respect with any applicable Law. To Seller’s Knowledge, neither of the TTX Entities is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) None of the TTX Entities or Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for either or both of the TTX Entities, (ii) to pay for favorable treatment for business secured by either or both of the TTX Entities, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either or both of the TTX Entities, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to either or both of the TTX Entities that has not been recorded in the books and records of the TTX Entities.

(c) None of Seller or either of the TTX Entities has engaged in any conduct prohibited by any Law or any program administered by the Office of Foreign Asset Control (“OFAC”) of the U. S. Department of Treasury, including any program the regulations of which are codified in Chapter 5 of Subtitle B of Title 31, Code of Federal Regulations (the “OFAC Regulations”); and none of Seller or either of the TTX Entities has engaged in any conduct that would cause adverse consequences to either Purchaser under any program administered by OFAC, including the OFAC Regulations.

3.17. Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the definitions set forth below:

“Environment” means any land surface or subsurface strata, air, surface water, ground water, drinking water supply, stream and river sediments, and natural resources, including wildlife, fish and biota and other environmental resources belonging to, managed by, or held in trust by any governmental sovereign, including the United States, any state or local Governmental Entity, any foreign government or any other Person so designated under Environmental Laws.

“Environmental Law” means any law, statute, rule, regulation, order, ordinance, administrative ruling, decree, judgment, permit, policy, guidance or any other requirement of any Governmental Entity relating to: (x) the protection, evaluation, investigation, remediation or restoration of the Environment or human health and safety, (y) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Regulated Substance or (z) noise, odor or wetlands protection, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§ 9601, et seq., the Solid Waste Disposal Act, including the Resource Conservation and Recovery Act of 1976; 42 U.S.C.A. §§ 6900, and the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment and any implementing legislation of any member state of the European Union.

“Environmental Liabilities” means, with respect to any Person, all claims, judgments, Liabilities, encumbrances, liens, violations, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict Liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health and safety or natural resources condition, violation of Environmental Law, offsite transportation, treatment, storage or disposal of Regulated Substances generated by either of the TTX Entities, or a Release or threatened Release of a Regulated Substance from any real property currently or formerly owned, leased or operated by either of the TTX Entities into the Environment.

“Environmental Permit” means any permit, license, approval, consent, franchise, privilege, variance, immunity, registration and other authorization issued pursuant to any Environmental Law.

“Regulated Substance” means: any material, substance or waste that is regulated or is classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, mold, urea formaldehyde insulation, or chlorofluorocarbons or other ozone-depleting substances.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

(b) Except as related to a Co-Location Facility and except as disclosed in Schedule 3.17(b):

(i) The business of each of the TTX Entities is, and has been, in compliance with all applicable Environmental Laws.

(ii) There is no Proceeding relating to or arising under Environmental Laws that is pending or, to Seller’s Knowledge, threatened against or affecting the business of either of the TTX Entities or any real property currently or, to Seller’s Knowledge, formerly owned, operated or leased by either of the TTX Entities, and, to Seller’s Knowledge, no facts, circumstances or conditions exist that could reasonably be expected to form the basis of any such Proceeding.

(iii) Neither of the TTX Entities have received any notice, whether oral or written, from any Governmental Entity or any other Person of any actual or threatened Environmental Liabilities with respect to the business of either of the TTX Entities or any real property currently or formerly utilized in the operation of their respective business, including third-party owned or operated real property at which Regulated Substances from the business have been or are alleged to have been taken.

(iv) Neither of the TTX Entities have entered into or assumed by Contract or operation of Law or otherwise, any Environmental Liabilities.

(v) Each of the TTX Entities have obtained, and currently maintain, as applicable, all required Environmental Permits for their operations. Each of the TTX Entities, as applicable, have fulfilled and performed all obligations under each of their Environmental Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Environmental Permit or, after notice or lapse of time or both, would permit revocation or termination of any such Environmental Permit, or that might adversely affect the rights of either of the TTX Entities under any such Environmental Permit. Neither of the TTX Entities have received any notice to the effect that there is lacking any Environmental Permit for the current use or operation of any property owned, operated or leased by either of the TTX Entities or the conduct of their respective business. Neither the execution and delivery of this Agreement by Seller, nor the consummation by the parties of the actions contemplated by this Agreement, nor compliance by the TTX Entities with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit necessary for the continued operation of the business of either of the TTX Entities.

(vi) None of the real property currently or formerly owned or operated by, or used in the conduct of the business of either of the TTX Entities is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., or any similar inventory of sites requiring assessment, investigation or remediation maintained by any Governmental Entity.

(vii) No Liens imposed under any Environmental Law upon any real property currently or formerly owned or operated by either of the TTX Entities currently exist and, to Seller’s Knowledge, no facts, circumstances or conditions exist that could reasonably be expected to form the basis for the imposition of such Liens on any real property currently or formerly owned or operated by either of the TTX Entities.

(viii) To Seller’s Knowledge, no real property currently or formerly owned or operated by the either of the TTX Entities contains any Regulated Substances in, at, on, over, under, or emanating from such real property in concentrations which would presently violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of Liability on the present or former owner or operator of the real property under any applicable Environmental Laws, including any Liabilities for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Regulated Substances in, at, on, over, under, or emanating from such real property.

(ix) To Seller’s Knowledge, there has not been, during the ownership or operation by either of the TTX Entities of any real property, nor, to Seller’s Knowledge, has there been prior to such ownership or operation in the past, in, at, on or under any such real property, (a) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons or impoundments, (b) any friable asbestos or asbestos-containing materials, (c) any polychlorinated biphenyls or (d) any radioactive substances.

(x) Neither of the TTX Entities has manufactured, distributed or otherwise incorporated into any product that it manufactured or distributed, or ever acquired any company or business that manufactured, distributed or otherwise incorporated into any product that it manufactured or distributed, any asbestos or asbestos-containing materials.

(xi) Seller has provided to the Purchasers true, correct and complete copies of all environmentally related audits, studies, reports, analyses and results of assessment, investigations and other remedial actions that have been performed with respect to any real property currently or previously owned or operated by, or used in the conduct of the business of each of the TTX Entities.

(c) Schedule 3.17(c) provides a complete list of all current and pending, and applications for, Permits related to Environmental Laws used or to be used in the conduct of the business of the TTX Entities.

3.18. Inventories. The TTX Entities have no inventory.

3.19. Accounts Receivable and Payable.

(a) All accounts receivable of the TTX Entities have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade or contract terms. All accounts receivable of the TTX Entities reflected on the applicable Balance Sheet are good and collectible at the aggregate recorded amounts thereof, subject to the applicable reserves established therefor. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, subject to the applicable reserves established therefor. None of the accounts receivable of the TTX Entities (i) are, to Seller’s Knowledge, subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of each of the TTX Entities reflected in the applicable Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

3.20. Related Party Transactions. Except as set forth on Schedule 3.20, no Related Person (i) owes any amount to either of the TTX Entities nor does either of the TTX Entities owe any amount to, or has either of the TTX Entities committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with either of the TTX Entities (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by either of the TTX Entities, (iv) to Seller’s Knowledge, has any claim or cause of action against either of the TTX Entities or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of either of the TTX Entities. Except as set forth on Schedule 3.20, none of the Contracts between either of the TTX Entities, on the one hand and any Related Person, on the other hand, will continue in effect following the Closing.

3.21. Customers and Suppliers.

(a) Schedule 3.21 sets forth a list of the 20 largest customers and the 10 largest suppliers of each of the TTX Entities, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31st, 2007 showing the approximate total sales by each of the TTX Entities to each such customer and the approximate total purchases by each of the TTX Entities from each such supplier, during such period.

(b) Since the applicable Balance Sheet Date, no customer or supplier listed on Schedule 3.21 has terminated its relationship with either of the TTX Entities or materially reduced or changed the pricing or other terms of its business with either of the TTX Entities and, except as set forth in Schedule 3.21, to Seller’s Knowledge, no customer or supplier listed on Schedule 3.21 intends to terminate or materially reduce or change the pricing or other terms of its business with the applicable TTX Entity with which it does business.

3.22. Product Warranty; Product Liability.

(a) Except as set forth on Schedule 3.22, each product manufactured, sold or delivered by either of the TTX Entities or services rendered by either of the TTX Entities, in conducting its respective business has been in conformity with all product and/or service specifications, all express and implied warranties and all applicable Laws. Neither of the TTX Entities has any Liability for redoing services or replacement or repair of any such products or other damages in connection therewith or any other customer, product or service obligations not reserved against on the applicable Balance Sheet. Except as set forth on Schedule 3.22, neither of the TTX Entities has sold any products or delivered any services that included a warranty for a period of longer than one year.

(b) Neither of the TTX Entities has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of either of the TTX Entities. Neither of the TTX Entities has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the TTX Entities with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of either of the TTX Entities.

3.23. Sufficiency of Assets. The assets, rights and properties of each of the TTX Entities on the Closing Date constitute all of the property, rights and assets that are used or held for use in the respective business of each of the TTX Entities, and, except as disclosed on Schedule 3.23, the assets, rights and properties of each of the TTX Entities on the Closing Date are sufficient to conduct the respective business of each of the TTX Entities on the Closing Date as currently conducted.

3.24. Disclosure. No representation or warranty of Seller contained in this Agreement or in any of the Ancillary Agreements, and none of the other information or documents furnished to Purchasers or any of its representatives by Seller, the TTX Entities or their representatives in connection with the negotiation of this Agreement and the Ancillary Agreements, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

3.25. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or either of the TTX Entities in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof, other than certain success or retention payments that may be due Seller’s employees and/or to Andy Nobbs and/or Murtaza Karawalli as a result of the Closing, for which payments Seller will be responsible.

ARTICLE IV
Representations and Warranties of Purchasers

Each Purchaser, severally and not jointly and as applicable, hereby represents and warrants to Seller:

4.01. Organization, Standing and Power. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.02. Authority; Execution and Delivery; and Enforceability. Each Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Each Purchaser has duly executed and delivered this Agreement and the Ancillary Agreements to which it is a party, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and the Ancillary Agreements to which each Purchaser is a party constitute each Purchaser’s legal, valid and binding obligation, enforceable against each Purchaser in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or (ii) is subject to general principles of equity.

4.03. No Conflicts. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and compliance by each Purchaser with the terms hereof and thereof will not conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of each of their respective (i) certificate of incorporation, bylaws or other charter documents; (ii) any Contract to which each respective Purchaser is bound; or (iii) any Judgment or Law applicable to each respective Purchaser or its properties or assets.

4.04. Litigation. There are not any (a) outstanding Judgments against either Purchaser or (b) Proceedings pending or, to the Knowledge of each respective Purchaser, threatened against such Purchaser that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of each respective Purchaser to perform its respective obligations under this Agreement or on the ability of either Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

4.05. Securities Act. PENAC is acquiring the Units pursuant to this Agreement for investment only and not with a view to any public distribution thereof, and PENAC shall not offer to sell or otherwise dispose of the Units so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any similar state, local or foreign Law. KPENV is acquiring the Shares pursuant to this Agreement for investment only and not with a view to any public distribution thereof, and KPENV shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any similar state, local or foreign Law.

4.06. Disclosure. No representation or warranty of Purchasers contained in this Agreement or in any of the Ancillary Agreements, and none of the other information or documents furnished to Seller or any of its representatives by Purchasers or their representatives in connection with the negotiation of this Agreement and the Ancillary Agreements, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

4.07. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for or either of the Purchasers in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V
Covenants

5.01. Expenses. Except as set forth in Sections 5.02, the Transition Services Agreement and ARTICLE VI or as otherwise agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

5.02. Tax Matters. The following provisions shall govern the allocation of responsibility between the Purchasers, on the one hand, and Seller, on the other, for certain Tax matters following the Closing Date.

(a) Responsibility for Filing Tax Returns. Seller shall timely prepare all Tax Returns required to be filed by the TTX Entities with respect to any Pre-Closing Tax Period and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with the prior practice of each of the TTX Entities. Seller shall provide the applicable Purchaser with copies of such completed Tax Returns at least twenty Business Days prior to the due date for filing thereof, along with supporting work papers, for the applicable Purchaser’s review, approval and execution on behalf of the applicable TTX Entity and shall return same to Seller for filing. Seller and Purchasers shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In no event shall Seller file any Tax Return relating to the TTX Entities without the prior approval of the applicable Purchaser, which shall not be unreasonably withheld or delayed. Each applicable Purchaser shall timely prepare and file all Tax Returns required to be filed by the TTX Entities with respect to any Post-Closing Tax Period and shall pay or cause to be paid all Taxes shown due thereon.

(b) Refunds and Tax Benefits. Any Tax refund received by either Purchaser or either TTX Entity, and any amounts credited against Tax to which either Purchaser or either TTX Entity becomes entitled, that relate to Taxes for the TTX Entities for the Pre-Closing Tax Period shall be for the account of Seller (but only to the extent such refunds or credits exceed the amount accrued therefor (if any) on the Balance Sheet applicable to each such TTX Entity), and Purchaser shall pay to Seller any such refund or the amount of such credit within forty-five (45) days after receipt or entitlement thereto. Notwithstanding anything to the contrary herein, neither the Purchasers nor the TTX Entities shall be required to amend any Tax Return or file any refund claim for Taxes, nor shall they be required to carry back any Tax attributes to a Pre-Closing Tax Period.

(c) Cooperation on Tax Matters.

(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.02(a) above (including procuring the signing of any such Tax Returns provided that no TTX Entity shall be required to sign and submit any Tax Return which is wrong or inconsistent with past practice) and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Purchasers and Seller further agree, upon request, to use their respective best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Purchasers and Sellers further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to Code Sections 6043 or 6043A and all Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local, or foreign income or corporation Tax law).

(d) VAT Group.

“Relevant PAPs” means the prescribed accounting period current at the Closing Date and, any subsequent prescribed accounting period where any TTX Entity remains within the Seller’s VAT group following the Closing Date.

“Representative Member” means the representative member of the Seller’s VAT group for the purposes of section 43 VATA.

“VAT” means value added tax.

“VATA” means the Value Added Tax Act 1994

(i) The Seller shall procure that the Representative Member shall, as soon as reasonably practicable apply to the relevant Taxing Authority to exclude any TTX Entity from the Seller’s VAT group and the Seller shall procure that the Representative Member shall use its reasonable endeavors to ensure the exclusion of the relevant TTX Entity from such VAT group with effect from the Closing Date and in any event from the earliest date on which the relevant Taxing Authority shall allow.

(ii) The Purchaser undertakes to procure that the relevant TTX Entity provides to the Representative Member after the Closing Date such documents, information and assistance as it may reasonably require in writing to enable it to comply with its obligations in the making of VAT returns and accounting for VAT to the relevant Taxing Authority in respect of supplies or acquisitions made by the relevant TTX Entity for VAT purposes in the Relevant PAPs;

(iii) The Purchaser undertakes to pay to the Representative Member not less than two business days before the same is required to be paid to the relevant Taxing Authority an amount equal to any VAT for which the Representative Member has to account (or would have to account but for any input tax credit or repayment of VAT due from the relevant Taxing Authority in respect of actual supplies made to the members of the VAT group other than the relevant TTX Entity) to the relevant Taxing Authority in respect of the Relevant PAPs and which result from supplies, deemed supplies, importations or acquisitions made by the relevant TTX Entity in the Relevant PAPs but treated as made by the Representative Member under section 43(1) VATA and, in computing such amount of VAT, credit shall be given to the relevant TTX Entity for any input tax to which it is entitled under the VATA on supplies, deemed supplies made to or importations or acquisitions made by the relevant TTX Entity in the Relevant PAP, but treated as made to or by the Representative Member.

(iv) The Seller shall procure that the Representative Member shall properly and promptly comply with its obligations referred to in Section 5.02(d) and accounts to the relevant Taxing Authority for any amount in respect of VAT paid by the relevant TTX Entity pursuant to Section 5.02(d)(iii) and provide to the Purchaser as soon as possible copies of the VAT returns referred to in Section 5.02(d)(ii) and any relevant correspondence or documentation sent to or received from the relevant Taxing Authority in connection with any matter referred to in that Section 5.02(d).

(e) The Seller undertakes to procure the Representative Member to claim as soon as possible and pay to the relevant TTX Entity an amount equal to any VAT which the Representative Member recovers (or would recover but for any payment due to the relevant Taxing Authority in respect of actual supplies made by the members of the VAT group other than the relevant TTX Entity) from the relevant Taxing Authority in respect of Relevant PAPs and which results from supplies or deemed supplies made to or importations or acquisitions made by the relevant TTX Entity in the Relevant PAPs but treated as made to the Representative Member under section 43(1) VATA.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving either of the TTX Entities shall be terminated as of the Closing Date and, after the Closing Date, neither of the TTX Entities shall be bound thereby or have any Liability thereunder.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, either or both of the Purchasers, as required, will join in the execution of any such Tax Returns and other documentation.

(h) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 5.02 shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.

5.03. INTENTIONALLY OMITTED.

5.04. Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of such other party, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time, to the extent practicable, to comment on such release or announcement in advance of such issuance; provided, however, that in no event shall this Section require either party to delay a filing beyond the required filing date.

5.05. Records. On the Closing Date, Seller shall deliver or cause to be delivered to each respective Purchaser all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”) in the possession of Seller relating to the business and operations of each of the TTX Entities; provided, however, that Seller may retain copies of all Records prepared in connection with the sale of the Securities as may be required for Tax purposes.

5.06. INTENTIONALLY OMITTED.

5.07. Intercompany Accounts and Agreements. Seller shall take such action as may be necessary so that, as of the Closing Date, all agreements between or among any Related Person, on the one hand, and either of the TTX Entities, on the other hand, shall be terminated with no further Liabilities on the part of any party thereto, except for those set forth on Schedule 3.20 that are employed by or are Affiliates of Seller that are specifically designated as continuing following the Closing.

5.08. Intellectual Property. Seller agrees to sign and execute all such documents and do all such things as are required for the assignment and transfer of the Registered TTX Intellectual Property Rights to Purchasers or any other entity appointed by Purchasers and shall provide to Purchasers all files related to such Registered TTX Intellectual Property Rights.

5.09. Confidentiality. Seller acknowledges and agrees that each Purchaser is acquiring from Seller and each TTX Entity certain trade secrets and other confidential and proprietary information relating to, or used in connection with the operation of, the business of the TTX Entities, including, without limitation, confidential information included in the TTX Intellectual Property Rights of the TTX Entities and the books and Records (collectively, the “Confidential Information”), and that each Purchaser expects Seller to protect the confidentiality of the Confidential Information. Accordingly, Seller covenants and agrees that, from and after the date hereof, it shall hold, and cause its Affiliates to hold, the Confidential Information in the strictest confidence and shall not use or disclose to any Person, directly or indirectly, any Confidential Information for any purpose whatsoever; provided, however, that it may disclose Confidential Information as is compelled pursuant to a legal, judicial, or administrative proceeding or is otherwise required by Law; provided that, prior to making any such disclosure, it shall provide reasonable advance notice to the extent practicable, to the relevant Purchaser and reasonable assistance to such Purchaser in attempting to obtain a protective order or other appropriate remedy concerning such disclosure. In no event shall Confidential Information include information that (i) is or becomes generally known to the public without violation of this Agreement, (ii) is obtained from a third party, without an obligation to keep such information confidential. Nothing in this section shall require Seller to delay disclosure to the extent that such delay would be in violation of Law or applicable regulation.

5.10. Withdrawal of Support Letter.  Purchasers acknowledge that Seller will deliver to TTX UK a letter, in the form of Exhibit F, formally withdrawing Seller’s previously issued support letter(s) in favor of TTX UK.  Purchasers shall cause TTX UK to acknowledge receipt and acceptance of such letter of withdrawal within five (5) Business Days of the Closing Date.  Purchasers further acknowledge and agree that, with effect from the Closing, neither Seller nor any of its retained subsidiaries will be providing any further financial support to the TTX Entities and that all letter(s) of support previously provided to the TTX Entities, including the letter referred to in its financial statements for the period ended December, 31 2006, shall terminate with effect from the Closing.

5.11. Bank Accounts. Seller shall cooperate with Purchasers to replace all authorized officers on all TTX (US) and TTX UK bank accounts.

5.12. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchasers such assignments, deeds, bills of sale, consents and other instruments as such Purchasers or their respective counsel may reasonably request as necessary or desirable for such purpose.

ARTICLE VI
Indemnification

6.01. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Ancillary Agreement shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Seller set forth in Sections 2.01 (Organization), 2.02 (Authorization), 2.04 (Ownership), 2.06 (Financial Advisors), 3.01 (Organization), 3.02 (Capitalization) and 3.25 (Financial Advisors), shall survive the Closing indefinitely (such representations and warranties are referred to as the “Excluded Representations and Warranties”), and (b) of Purchaser set forth in Sections 4.01 (Organization) and 4.02 (Authorization) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 6.02 and 6.03 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 6.04 before the termination of the applicable Survival Period.

6.02. Indemnification by Seller.

(a) Seller hereby agrees to indemnify the Purchasers, the TTX Entities, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all loss, Liability, claim, damage or expense, including reasonable legal fees and expenses (including reasonable expenses of investigation and expenses in connection with any action, suit or Proceeding whether involving a third party claim or a claim solely between the parties hereto) (individually, a “Loss” and, collectively, “Losses”) suffered or incurred by such Purchaser Indemnified Party to the extent:

(i) arising from or related to any breach of any of the representations or warranties made by Seller in this Agreement or in any Ancillary Agreement (but excluding the Services Agreement and the Transition Services Agreement);

(ii) arising from or related to any breach of any covenant or other agreement on the part of Seller or (prior to the Closing) the TTX Entities under this Agreement or any Ancillary Agreement (but excluding the Services Agreement and the Transition Services Agreement);

(iii) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the TTX Entities in connection with the transactions contemplated by this Agreement;

(iv) arising from or related to any current or former employee or securityholder of either of the TTX Entities to the extent such Loss is related to events occurring on or before the Closing Date;

(v) arising from or related to any Taxes whether a primary or secondary liability of the TTX Entities in respect of any transaction, arrangement, act, failure, omission, disposal, payment, loan, advance, expiry of any time period, change in residence of any person or any actual or deemed income, profits or gains for Pre-Closing Tax Periods or the imposition, assessment or assertion of any Taxes of the TTX Entities for Pre-Closing Tax Periods;

(vi) arising from the non-availability of any relief from Tax which was shown in the Financial Statements;

(vii) arising from or related to any Terminated Employee; and

(viii)  arising from or related to any of the matters set forth on Schedule 6.02(a).

(b) Seller shall not be required to indemnify any Purchaser Indemnified Party, and shall not have any Liability:

(i) under Section 6.02(a)(i) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $50,000 (the “Basket”) and, in such event, the Seller shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to any breach of an Excluded Representation and Warranty; and

(ii) under Section 6.02(a)(i) in excess of $1,500,000 in the aggregate (the “Cap”); provided that the Cap limitation shall not apply to Losses related to any breach of an Excluded Representation and Warranty.

(c) Without implying that the parties believe any such liability will arise, for the avoidance of doubt Seller shall not be required to indemnify any Purchaser Indemnified Party and shall not have any liability (whether under this Section 6.02 or under the warranties and representations under Section 3.11) resulting from a deemed release arising under paragraph 4A Schedule 9 Finance Act 1996 as a result of the assignment of the Loan Receivable to the Purchasers pursuant to Section 1.01.

6.03. Indemnification by Purchasers.

(a) Each Purchaser hereby agrees, severally and not jointly, to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Losses, to the extent:

(i) arising from or related to the breach of any of the representations or warranties made by the relevant Purchaser in this Agreement or in any Ancillary Agreement (but excluding the Services Agreement and the Transition Services Agreement);

(ii) arising from or related to the breach of any covenant or other agreement on the part of the relevant Purchaser under this Agreement or any Ancillary Agreement (but excluding the Services Agreement and the Transition Services Agreement); and

(iii) arising from or related to any Taxes of the TTX Entity purchased in respect of any transaction, arrangement, act, failure, omission, disposal, payment, loans, advance, expiry of any time period, change in residence of any person or any actual or deemed income, profits or gains for Post-Closing Tax Periods or the imposition, assessment or assertion of any Taxes of the TTX Entity purchased for Post-Closing Tax Periods.

(b) Neither Purchaser shall be required to indemnify any Seller Indemnified Parties, and shall not have any Liability:

(i) under Section 6.03(a)(i) unless the aggregate of all Losses for which Purchasers would, but for this clause (i), be liable thereunder exceeds on a cumulative basis the Basket and, in such event, Purchasers shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to any breach of Sections 4.01 (Organization) and 4.02 (Authorization); and

(ii)  under Section 6.03(a)(i) in excess of the Cap; provided that the Cap limitation shall not apply to Losses related to any breach of Sections 4.01 (Organization) and 4.02 (Authorization).

6.04. Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE VI.

(b) In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 6.02 or 6.03 hereof (regardless of the limitations set forth in Section 6.05) (a “Third Party Claim”):

(i) The indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(ii) Subject to the provisions of this Section 6.04, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder.

(iii) If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. The indemnifying party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the indemnified party if (A) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (B) the indemnified party reasonably believes an adverse determination with respect to the Third Party Claim would cause harm to the indemnified party’s reputation or future business prospects, (C) the Third Party Claim seeks an injunction or equitable relief against the indemnified party or (D) the indemnifying party has failed or is failing to prosecute and defend vigorously the Third Party Claim.

(iv) If the indemnifying party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.04(b), the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the indemnified party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the indemnified party.

(v) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.

(vi) If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.

(vii) The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Indemnification of Tax Claims.

(i) Reasonably promptly after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 6.02 or Section 6.03 (a “Tax Controversy”) by it against the other party, the indemnified party shall notify the indemnifying party of the Tax Controversy, and thereafter shall promptly forward to the indemnifying party copies of written notices and communications with a Taxing Authority relating to such Tax Controversy; provided, however, that the failure to forward such notices and communications to the indemnifying party shall not release the indemnifying party from any of its obligations under Section 6.02 or Section 6.03 except to the extent that the indemnifying party is prejudiced by such failure. In the case of a Tax Proceeding (as defined below) that relates to Taxes for which either TTX Entity files separate Returns, upon notice to the indemnified party, the indemnifying party may elect to control, and may elect, at its sole cost and expense, to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action (a “Tax Proceeding”) with respect to a Tax Controversy for which it would be required to indemnify the other party; provided that (i) the indemnifying party’s counsel is reasonably satisfactory to the indemnified party and (ii) the indemnifying party shall not settle any Tax Proceeding with respect to a Tax Controversy on a basis that would adversely affect the indemnified party without obtaining the indemnified party’s written consent, which consent shall not be unreasonably withheld. If the indemnifying party does not elect to control a Tax Proceeding with respect to a Tax Controversy pursuant to this Section 6.04(c), then the indemnified party shall have discretion in handling, settling or contesting such Tax Proceeding. The indemnified party shall not settle any Tax Controversy without obtaining the indemnifying party’s written consent, which shall not be unreasonably withheld.

(ii) In the case of any Straddle Period, (i) real, personal and intangible property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro rata basis and (ii) all other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

(iii) Any indemnity payment required to be paid in respect of a Tax matter shall be paid within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments), which Taxes shall be determined, in the case of Purchaser or the TTX Entities, without regard to any available Tax attributes including net operating losses.

(iv) Any payments made pursuant to the indemnification provisions in this Agreement relating to Taxes shall be made gross, free of any right of counter-claim or set-off and without any deductions or withholdings of any nature save for such deductions as are required by Law.

(v) If the Seller is required by Law to make any deduction or withholding from any payment made pursuant to this Agreement in respect of indemnification relating to Taxes it shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Purchaser received and retains (free of any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required.

(vi) If any payment made pursuant to the indemnification provisions in this Agreement relating to Taxes is subject to further Tax in the hands of the Purchaser, the Seller shall, within five days of notice in writing being served on it by the Purchaser, pay to the Purchaser such additional amount or amounts as shall ensure that the net amount received in respect of such payment after Tax is the same as it would have been were the payment not subject to such Tax.

(vii) The indemnification provisions in this Agreement relating to Taxes shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof).

(viii) Notwithstanding any provision of this Agreement to the contrary, the maximum aggregate amount of costs or expenses incurred by the Purchasers for professional advisors retained to investigate the matters set forth on Schedule 3.11(b) (to the extent that such costs or expenses constitute Losses under this Agreement) which the Purchasers shall be entitled to recover under this Agreement shall be $25,000; provided, however, that the foregoing limitation shall not apply with respect to any costs, expenses or other Losses arising from or relating to any inquiry, claim, audit or other Proceeding initiated by any Governmental Entity with respect to any such matter.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

6.05. Limitations on Indemnification.

(a) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(b) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or TTX Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c) Seller shall have no right of contribution or other recourse against either of the TTX Entities or their respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the TTX Entities are solely for the benefit of the Purchaser Indemnified Parties.

6.06. Fraud; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an indemnified party to bring any claim, demand, suit or cause of action otherwise available to such indemnified party based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in this Article VI apply with respect to, an allegation or allegations that an indemnifying party had an intent to defraud or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby. If any indemnification payment under this Article VI is determined to be taxable to a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, the indemnifying party shall also indemnify the indemnified party for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the indemnified party in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

6.07. Tax Benefits; Insurance. The amount of Losses payable under this Article VI by the indemnifying party shall be reduced by (i) any and all amounts actually recovered by the indemnified party in respect of such Losses under applicable insurance policies or from any other Person alleged to be responsible therefore; and (ii) any Tax benefit realized from such Loss; provided that nothing in this Agreement shall be deemed to require the indemnified party to pursue and collect on any recovery available under any of its insurance policies or from any other Person. If an indemnified party receives any amounts in respect of any particular Loss under applicable insurance policies or from any other Person alleged to be responsible for such Losses or from a Tax benefit realized from such Loss subsequent to an indemnification payment by the indemnifying party for such Losses, it shall promptly pay to such indemnifying party an amount (if any) equal to (i) the amount previously received by the indemnified party under this Article VI with respect to such Loss plus (ii) the amount of the Tax benefit realized and the amount received by the indemnified party in respect of such Loss under applicable insurance policies or from any other Person (net of any expenses incurred by such indemnified party in collecting such amount) minus (iii) the actual amount of the Loss incurred by the indemnified party (without regard to any limitations on indemnification set forth in this Article VI).

6.08. Exclusive Remedy. Except as otherwise provided in this Agreement, the indemnification rights of the parties under this Article VI shall be the sole exclusive remedy for any breach of this Agreement or the Ancillary Agreements (but excluding the Services Agreement and the Transition Services Agreement). Notwithstanding the foregoing, this Section 6.08 shall not limit the availability of equitable relief (including injunctive relief and specific performance) in connection with this Agreement or any Ancillary Agreement.

ARTICLE VII
General Provisions

7.01. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller without the prior written consent of each Purchaser and any attempted assignment without the required consents shall be void. Each Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchasers’ rights to purchase the Securities and Purchasers’ rights to seek indemnification hereunder) to any Person; provided that no such transfer or assignment shall relieve either Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to either Purchaser. Upon any such permitted assignment, the references in this Agreement to “Purchaser” shall also apply to any such assignee unless the context otherwise requires.

7.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

7.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

if to PENAC,

Philips Electronics North America Corporation
3000 Minuteman Road
Andover, MA 01810
Attention: Cynthia MacLean
Telephone: (978) 659-7403
Fax: (978) 659-7203

if to KPENV,

Koninklijke Philips Electronics N.V.
High Tech Campus 5 room 2.015
5656AG Eindhoven - The Netherlands
Attention: Peter Bastiaansen
Telephone: (+31 40 27) 46874
Fax:

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telephone: 617-542-6000
Fax: 617-542-2241
Attention: Dean Zioze, Esq.

And, if to Seller,

Medialink Worldwide Incorporated
708 Third Avenue
New York, NY 10017
Telephone: 212-682-8300
Fax: 212-682-1064
Attention: Kenneth Torosian, CFO

with a copy to:

Tashlik, Kreutzer, Goldwyn & Crandell P.C.
40 Cuttermill Road, Suite 200
Great Neck, NY 11021
Telephone: 516-466-8005
Fax: 516-829-6509
Attention: Theodore Wm. Tashlik, Esq.

7.04.  Interpretation; Exhibits and Schedules; Certain Definitions.

(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in a Schedule shall be treated as disclosed in the other Schedules, but only to the extent that, from the text of such Schedule or Section to which it applies, it would be clear to a Person exercising reasonable business judgment, that the listed matter is applicable to such other Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Ancillary Agreements” means the Assignment of Loan Receivable, the Transition Services Agreement and each other agreement, document, or instrument or certificate executed in connection with the transactions contemplated by this Agreement.

“Assignment of Loan Receivable” means the agreement pursuant to which (a) Seller shall assign, and each relevant Purchaser shall assume, the Loan Receivable, and (b) Seller and the TTX Entities shall acknowledge that the terms of the Loan Receivable are as set forth in Article XI of the Operating Agreement of TTX (US) and Section 6 of the Shareholders Agreement of TTX UK.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Governmental Entity” means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

“including” means including, without limitation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the Ordinary Course of Business (other than the current Liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as applicable; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

"Loan Receivable" means a loan by Seller (a) to TTX UK in the approximate amount of $11,502,504 as of July 31, 2008, together with any further loans made thereafter pursuant to the terms of Section 6 of that certain Shareholders Agreement, dated as of April 8, 2002, by and among the Assignor, Philips Digital Networks B.V. and TTX UK, as amended, and (b) to TTX (US) in the amount of $7,655,089 as of July 31, 2008, together with any further loans made thereafter pursuant to the terms of Article XI of the Operating Agreement of TTX (US), dated as of January 1, 2003, by and between PENAC and the Seller.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of either or both of the TTX Entities, as applicable, through the date of this Agreement consistent with past practice.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means any Tax period beginning on the day immediately following the Closing Date and that portion of any Straddle Period beginning on the day immediately following the Closing Date.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the TTX Entities or (ii) the TTX Entities are entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Transition Services Agreement” means the agreement pursuant to which Seller shall provide to the TTX Entities certain services that Seller has been providing to the TTX Entities in the Ordinary Course of Business.

“TTX Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, prospects or results of operations of either of the TTX Entities, (ii) on the ability of either TTX Entity, as applicable, to perform its respective obligations under this Agreement or (iii) the ability of Seller or the TTX Entities to consummate the Acquisition and the other transactions contemplated hereby.

(c) The following terms, when used in this Agreement, shall have the meanings assigned to such terms in the Sections set forth below:

Terms	Section
Acquisition	1.01
Agreement	Preamble
Ancillary Agreements	7.04(b)
Balance Sheet	3.04
Balance Sheet Date	3.03(a)
Basket	6.02(b)(i)
Benefit Plans	3.13(a)
Cap	6.02(b)(ii)
CERCLA	3.17(a)
Closing	1.02
Closing Date	1.02
COBRA	3.17(a)
Code	3.11(a)
Co-Location Facilities	3.06(b)
Confidential Information	5.09
Consent	2.03(b)
Copyrights	3.07(a)
Covered Individuals	3.13(a)
DOL	3.13(a)
Employee Release	3.14(f)
Environment	3.17(a)
Environmental Law	3.17(a)
Environmental Liabilities	3.17(a)
Environmental Permit	3.17(a)
ERISA	3.13(a)
Exchange Act	2.07
Excluded Representations and Warranties	6.01
Financial Statements	3.03(a)
FMTS	1.03(a)(xiii)
Foreign Plans	3.13(j)
GAAP	3.03(a)
Intellectual Property Rights	3.07(a)
Interim Financial Statements	3.03(a)
IRS	3.13(a)
Judgment	2.03(a)
Key Employee	1.03(a)(ix)
KPENV	Preamble
Law	2.03(a)
Leased Real Property	3.06(c)

Terms	Section
Licensed Intellectual Property Rights	3.07(a)
Liens	3.05
Loss or Losses	6.02(a)
Non-Audited Financial Statements	3.03(a)
OFAC	3.16(c)
OFAC Regulations	3.16(c)
Operating Expenses	1.01
Owned Real Estate	3.06(a)
Patents	3.07(a)
PENAC	Preamble
Permits	3.09(a)
Permitted Liens	3.05
Pre-Closing Tax Period	3.11(a)
Proceeding	3.09(a)
Purchase Price	1.01
Purchasers	Preamble
Purchaser Indemnified Party	6.02(a)
Real Property Leases	3.06(c)
Records	5.05
Registered Intellectual Property Rights	3.07(a)
Registered TTX Intellectual Property Rights	3.07(a)
Regulated Substance	3.17(a)
Related Persons	3.08(a)(v)
Release	3.17(a)
Relevant PAPs	5.02(d)
Representative Member	5.02(d)
Securities	Recitals
Seller	Preamble
Seller Indemnified Parties	6.03(a)
Services Agreement	1.03(a)(xvii)
Shares	Recitals
Software	3.07(a)
Straddle Period	3.11(a)
Survival Period	6.01
Tax or Taxes	3.11(a)
Tax Controversy	6.04(c)
Tax Proceeding	6.04(c)
Tax Return	3.11(a)
Tax Statute	3.11(a)
Taxing Authority	3.11(a)
Terminated Employee	3.14(f)
Third Party Claim	6.04(b)
Trade Secrets	3.07(a)
Trademarks	3.07(a)
TTX Entities	Preamble

Terms	Section
TTX Contracts	3.08(b)
TTX Intellectual Property Rights	3.07(a)
TTX Leases	3.06(b)
TTX Product	3.07(a)
TTX (US)	Preamble
TTX UK	Preamble
UK GAAP	3.03(a)
Units	Recitals
URLs	3.07(a)
US GAAP	3.03(a)
VAT	5.02(d)
VATA	5.02(d)
WARN Act	3.14(b)

7.05. Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.06. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.07. Jurisdiction; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.03.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.08. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

7.09. Representation by Counsel. Each party hereto acknowledges that it has been advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(Remainder of page intentionally left blank. Signature page(s) to follow.)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASERS:

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION

By:
Name:
Title:

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:
Name:
Title:

SELLER:

MEDIALINK WORLDWIDE INCORPORATED

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]